Exhibit 99.1

FOR RELEASE AT 3:00 PM CDT

Contact:  Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL 2021 SECOND QUARTER
OPERATING RESULTS

Milwaukee, Wisconsin – January 28, 2021 -- STRATTEC SECURITY CORPORATION (“STRATTEC” or the “Company”) (NASDAQ:STRT) today reported operating results for the fiscal second quarter ended December 27, 2020.

Net sales for the second quarter ended December 27, 2020 were $127.4 million, compared to net sales of $106.3 million for the second quarter ended December 29, 2019. The impact of the General Motors UAW strike reduced the prior year quarter net sales by approximately $7.0 million. Net income was $7.1 million in the current year quarter, compared to a net loss of $1,341,000 in the prior year quarter.  Diluted earnings per share for the current year second quarter were $1.85 compared to diluted loss per share of $0.36.

The current year quarter included a customer reimbursement for engineering development costs previously incurred in prior periods that totaled $1,546,000. This reimbursement was recorded as a reduction of engineering expense in the current quarter and increased our diluted earnings per share by $0.26 in the current year quarter in comparison to the prior year quarter. The prior year quarter also was negatively impacted by a $2,245,000 non-cash compensation expense charge relating to the termination of our Defined Benefit Pension Plan which reduced diluted earnings per share in the prior year quarter by $0.46.

For the six months ended December 27, 2020, the Company’s net sales were $253.6 million compared to net sales of $226.2 million in the prior year six month period. The impact of the General Motors UAW strike reduced net sales in the prior six month period by approximately $10.0 million. Net income during the current year six month period was $15.1 million compared to a net loss of $97,000 during the prior year six month period. Diluted earnings per share were $3.96 during the six month period ended December 27, 2020 compared to a diluted loss per share of $.03 during the six month period ended December 29, 2019. The prior year six month period was negatively impacted by a $4,473,000 non-cash compensation charge relating to the termination of our Defined Benefit Pension Plan  mentioned above which reduced our diluted earnings per share by $.92 in the prior year  period.

Net sales to each of our customers in the current year quarter and prior year quarter were as follows (in millions):

	Three Months Ended
	December 27, 2020	December 29, 2019

Fiat Chrysler Automobiles	$23.2	$27.2
General Motors Company	39.0	25.4
Ford Motor Company	16.8	15.3
Tier 1 Customers	18.7	14.7
Commercial and Other OEM Customers	19.6	21.4
Hyundai / Kia	10.1	2.3
TOTAL	$127.4	$106.3

Sales to Fiat Chrysler Automobiles (FCA) in the current year quarter decreased over the same period in the prior year quarter due primarily to lower production of  the FCA minivan vehicles for which we supply components.  The increase in sales to General Motors Company in the current year quarter compared to the prior year quarter related primarily to higher volumes and content on products we supply to their business, and in particular on the Chevrolet Silverado.  The impact of the General Motors UAW strike resulted in lower net sales by an estimated $7.0 million in the prior year quarter.  Sales to the Ford Motor Company increased in the current year quarter compared to the prior year quarter due primarily to higher product content  in particular for the new power tailgate program on the F-150 pickup trucks starting production during the current year quarter.  Sales to Tier 1 customers increased in the current year quarter in comparison to the prior year quarter mainly due to higher sales volume on product ultimately used on General Motors and FCA  vehicles.  Sales to Commercial and Other OEM Customers during the current year quarter were slightly lower in comparison to the prior year quarter.  These customers, along with the Tier 1 Customers, primarily represent purchasers of vehicle access control products, such as latches, fobs, driver controls and door handles that we have developed in recent years to complement our historic core business of locks and keys.  The increased sales to Hyundai / Kia in the current year quarter were principally due to higher levels of production on their recently launched new Kia Sedona minivan for which we supply components.

Our Gross Profit margins improved to 17.5% in the current year quarter compared to 9.7% in the prior year quarter. This margin improvement was generated primarily as a result of cost reductions implemented in our operations in Milwaukee, WI and at our facilities in Mexico, a favorable Mexican Peso to US dollar exchange rate affecting the cost of our Mexican operations between periods and by favorable changes in product sales mix between periods. The prior year quarter gross profit margin was  reduced by 1.3% due to a non-cash compensation charge of $1,376,000 relating to the termination of our Defined Benefit Pension Plan.

Engineering, Selling and Administrative expenses as a percent of net sales in the current year quarter were 8.1% compared to 11.4% in the prior year quarter. This decrease in overall Selling, Engineering and Administrative expenses in the current year quarter compared to the prior year quarter was primarily attributed to the customer reimbursement of engineering development costs of $1,546,000 or 1.2% previously mentioned in this press release, and overall improved operating expense management between periods. The prior year quarter Engineering, Selling and Administrative expenses were also higher by .8% due to a non-cash compensation charge of $869,000 relating to the termination of our Defined Benefit Pension Plan.

Included in Other (Expense) Income, Net in the current year quarter compared to the prior year quarter were the following items (in thousands of dollars):

	December 27, 2020	December 29, 2019

Equity Earnings of VAST LLC Joint Venture	$1,075	$496
Net Foreign Currency Transaction (Loss) Gain	(1,633)	(363)
Other	267	382
	$(291)	$515

The increase in equity earnings of VAST LLC in the current year quarter compared to the prior year quarter primarily related to higher net sales and profitability in our VAST China operation. VAST China’s profitability in the current quarter was partially offset with startup costs for their new plant in Jingzhou, China and by the closure of our VAST China plant in Fuzhou, China which operations were consolidated into the new Jingzhou facility. We continue to believe these actions will give VAST China added capacity, greater operating efficiencies and a broader geographic footprint in the China market going forward.  VAST LLC (including VAST China) is a crucial part of our global strategy and we anticipate that it will contribute to our overall long term market and financial strength as it continues to grow.

Frank Krejci President and CEO commented: “We are extremely pleased with our performance for the first six months of our new fiscal year. Not only as we continue to manage through challenging times with COVID-19 but we also took that time to effectively launch new product introductions and improve operational efficiencies in our Milwaukee, WI and Mexican operations. At the same time, our VAST LLC operations in China opened a new plant and made significant progress in restoring profitability. Our STRATTEC and VAST associates deserve credit for their efforts to our overall improvement.

We are beginning to see the fruits of years of our new product development efforts. We were one of four companies in the world to win the General Motors Innovation Award in our case for our power tailgate offered on  the Chevrolet Silverado pick-up truck.  As a customer option, the take rate is exceeding initial sales projections. In addition, a similar product for the market share leader Ford F-150 pick-up is just beginning to be introduced.

We also continue to strengthen our balance sheet. Two years ago we transferred our fully funded pension obligations to an insurance company. Even though we were required to take non-cash charges to our earnings in previous periods, this action eliminated the significant future liabilities associated with the pension obligations. In the last 6 months, we have paid down $13 million of debt, reducing our debt to equity ratio from 23% to 13%.

Lastly, thanks to our shareholders who supported us in our efforts to improve the Company’s financial performance and shareholder value”.

STRATTEC designs, develops, manufactures and markets automotive Access Control Products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, power sliding side door systems, power lift gate systems, power deck lid systems, door handles and related products. These products are provided to customers in North America, and on a global basis through a unique strategic relationship with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  Under this relationship, STRATTEC, WITTE and ADAC market each company’s products to global customers under the “VAST Automotive Group” brand name.  STRATTEC’s history in the automotive business spans over 110 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, changes in warranty provisions and customers’ product recall policies, work stoppages at the Company or at the location of its key customers as a result of labor disputes, foreign currency fluctuations, uncertainties stemming from U.S. trade policies, tariffs and reaction to same from foreign countries, the volume and scope of product returns or customer cost reimbursement actions, adverse business and operational issues resulting from the coronavirus (COVID-19) pandemic and costs of operations (including fluctuations in the cost of raw materials).  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Results of Operations
(In Thousands except per share amounts)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	December 27, 2020	December 29, 2019	December 27, 2020	December 29, 2019

Net Sales	$127,360	$106,283	$253,594	$226,245

Cost of Goods Sold	105,119	95,950	208,842	200,026

Gross Profit	22,241	10,333	44,752	26,219

Engineering, Selling & Administrative Expenses	10,302	12,094	21,616	25,048

Income (Loss) from Operations	11,939	(1,761)	23,136	1,171

Interest Expense	(84)	(248)	(196)	(588)

Other (Expense) Income, Net	(291)	515	274	902

Income (Loss) Before Provision (Benefit) for Income Taxes and Non-Controlling Interest	11,564	(1,494)	23,214	1,485

Provision (Benefit) for Income Taxes	1,991	(399)	3,568	(100)

Net Income (Loss)	9,573	(1,095)	19,646	1,585

Net Income Attributable to Non-Controlling Interest	(2,460)	(246)	(4,525)	(1,682)

Net Income (Loss) Attributable to STRATTEC SECURITY CORPORATION	$7,113	$(1,341)	$15,121	$(97)

Earnings (Loss) Per Share:
Basic	$1.88	$(0.36)	$4.01	$(0.03)
Diluted	$1.85	$(0.36)	$3.96	$(0.03)

Average Basic
Shares Outstanding	3,786	3,741	3,775	3,725

Average Diluted
Shares Outstanding	3,842	3,741	3,815	3,725

Other
Capital Expenditures	$3,079	$3,086	$4,593	$7,384
Depreciation	$4,912	$4,847	$9,797	$9,580

STRATTEC SECURITY CORPORATION
Condensed Balance Sheet Data
(In Thousands)

	December 27, 2020	June 28, 2020
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$10,432	$11,774
Receivables, net	85,796	41,955
Inventories, net	56,333	54,400
Other current assets	13,348	17,239
Total Current Assets	165,909	125,368
Investment in Joint Ventures	25,759	22,068
Other Long Term Assets	13,482	12,961
Property, Plant and Equipment, Net	101,819	105,148
	$306,969	$265,545

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$39,148	$18,549
Other	37,507	29,591
Total Current Liabilities	76,655	48,140
Accrued Pension and Post Retirement Obligations	1,980	1,956
Borrowings Under Credit Facility	22,000	35,000
Other Long-term Liabilities	4,861	5,008
Shareholders’ Equity	325,706	309,991
Accumulated Other Comprehensive Loss	(17,492)	(22,113)
Less: Treasury Stock	(135,629)	(135,656)
Total STRATTEC SECURITY CORPORATION Shareholders’ Equity	172,585	152,222
Non-Controlling Interest	28,888	23,219
Total Shareholders’ Equity	201,473	175,441
	$306,969	$265,545

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	December 27, 2020	December 29, 2019	December 27, 2020	December 29, 2019

Cash Flows from Operating Activities:
Net Income (Loss)	$9,573	$(1,095)	$19,646	$1,585
Adjustments to Reconcile Net Income (Loss) to Cash Provided by Operating Activities:
Depreciation	4,912	4,847	9,797	9,580
Non-cash Compensation Expense	-	2,245	-	4,473
Equity Earnings in Joint Ventures	(1,075)	(492)	(1,900)	(976)
Loss on disposition of property, plant & equipment	1,203	88	1,426	283
Foreign Currency Transaction Gain	1,913	363	2,312	448
Unrealized Gain on Peso Forward Contracts	(145)	-	(480)	-
Deferred Income Taxes	-	(508)	-	(1,032)
Stock Based Compensation Expense	374	211	582	624
Change in Operating Assets/Liabilities	(7,119)	(160)	(14,562)	5,478
Other, net	120	101	235	145

Net Cash Provided by Operating Activities	9,756	5,600	17,056	20,608

Cash Flows from Investing Activities:
Investment in Joint Ventures	(100)	-	(100)	-
Additions to Property, Plant and Equipment	(3,079)	(3,086)	(4,593)	(7,384)
Proceeds Received on Sale of Property, Plant and Equipment	-	-	3	15

Net Cash Used in Investing Activities	(3,179)	(3,086)	(4,690)	(7,369)

Cash Flows from Financing Activities:
Payments on Line of Credit Facility	(8,000)	(4,000)	(13,000)	(10,000)
Dividends Paid to Non-Controlling Interest of Subsidiary	-	-	(490)	(980)
Dividends Paid	-	(525)	-	(1,047)
Exercise of Stock Options and Employee Stock Purchases	21	280	40	519

Net Cash Used in Financing Activities	(7,979)	(4,245)	(13,450)	(11,508)

Effect of Foreign Currency Fluctuations on Cash	(149)	(225)	(258)	(255)

Net (Decrease) Increase in Cash & Cash Equivalents	(1,551)	(1,956)	(1,342)	1,476

Cash and Cash Equivalents:
Beginning of Period	11,983	11,241	11,774	7,809
End of Period	$10,432	$9,285	$10,432	$9,285